Exhibit 99.1

Marigold’s Enterprise Business

Combined Financial Statements – June 30, 2025

Marigold’s Enterprise Business
Table of Contents

Report of Independent Auditors

3

Combined Balance Sheet

6

Combined Statement of Operations and Comprehensive Income (Loss)

7

Combined Statement of Changes in Equity

8

Combined Statement of Cash Flows

9

Notes to Combined Financial Statements

10

Report of Independent Auditors

To the Directors of Iris Holdings L.P.

Opinion

We have audited the accompanying combined financial statements of Marigold’s Enterprise Business (the “Company”), which comprise the combined balance sheet as of June 30, 2025, and the related combined statements of operations and comprehensive income (loss), of changes in equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, BARANGAROO NSW 2000,
GPO BOX 2650 SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au
Level 11, 1PSQ, 169 Macquarie Street, PARRAMATTA NSW 2150,
PO Box 1155 PARRAMATTA NSW 2124
T: +61 2 9659 2476, F: +61 2 8266 9999, www.pwc.com.au

pwc.com.au	Liability limited by a scheme approved under Professional Standards Legislation.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●
Exercise professional judgment and maintain professional skepticism throughout the audit.

●
Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers

Sydney, Australia

February 6, 2026

Marigold's Enterprise Business

Combined Balance Sheet

(in thousands)

June 30, 2025
Assets
Current assets
Cash and cash equivalents	$17,791
Restricted cash	714
Accounts receivable, net of allowance for credit losses of $1,174	16,730
Prepaid expenses and other current assets	11,517
Contract assets	3,728
Due from related parties, net	14,412
Total current assets	64,892
Noncurrent assets
Property and equipment, net	3,157
Finance lease right-of-use asset	98
Operating lease right-of-use assets	4,284
Contract assets	6,238
Goodwill	229,452
Intangible assets, net	91,425
Deferred tax assets, net	3,812
Other assets	213
Total Assets	$403,571
Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$17,282
Borrowings	148
Operating lease liabilities	1,680
Finance lease liability	103
Employee benefits	9,436
Deferred revenue	36,834
Other taxes payable	6,174
Income taxes payable	2,689
Total current liabilities	74,346
Noncurrent liabilities
Borrowings	173
Due to related parties	146,439
Operating lease liabilities	2,642
Deferred revenue	2,627
Deferred tax liabilities, net	10,887
Other noncurrent liabilities	663
Total Liabilities	$237,777
Equity
Net parent investment	174,203
Accumulated other comprehensive loss	(8,409)
Total Equity	$165,794
Total Liabilities and Equity	$403,571

See accompanying notes to combined financial statements

Marigold's Enterprise Business

Combined Statement of Operations and Comprehensive Income (Loss)

(in thousands)

For the year ended June 30, 2025

Revenue	$238,198
Operating expenses
Cost of revenue (excluding depreciation and amortization)	83,704
Research and development	32,543
Selling and marketing	36,299
General and administrative	57,382
Depreciation and amortization	42,096
Loss on disposal of assets	467
Total operating expenses	252,491
Operating loss	(14,293)
Foreign exchange rate gain, net	13,274
Interest expense due to related parties	(13,162)
Other income (expense), net	1,032
Loss before tax benefit	(13,149)
Tax benefit	1,553
Net loss	$(11,596)

Other comprehensive net loss, net of tax
Foreign currency translation loss	(15,095)
Actuarial reserve on retirement obligation	(100)
Comprehensive net loss	$(26,791)

See accompanying notes to combined financial statements

Marigold's Enterprise Business

Combined Statement of Changes in Equity

(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance July 1, 2024	$149,107	6,786	155,893
Net loss	(11,596)	-	(11,596)
Net transactions with parent	36,692	-	36,692
Foreign currency translation, net of tax		(15,095)	(15,095)
Actuarial loss, net of tax	-	(100)	(100)
Balance June 30, 2025	$174,203	(8,409)	165,794

See accompanying notes to combined financial statements

Marigold's Enterprise Business

Combined Statement of Cash Flows

(in thousands)

Operating activities	For the year ended June 30, 2025
Net loss	$(11,596)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	42,096
Loss on disposal of assets	467
Unrealized foreign exchange gain, net	(13,274)
Deferred income tax benefit	(6,383)
Benefit for estimated credit losses	(793)
Noncash change in finance leases	9
Changes in operating assets and liabilities:
Accounts receivable	4,378
Prepaid expenses and other current assets	(302)
Contract assets	(3,952)
Accounts payable	(713)
Accrued liabilities	(3,208)
Employee benefits	(1,473)
Deferred revenue	(2,110)
Other liabilities	(411)
Change in operating lease right-of-use assets and lease liabilities	134
Net cash provided by operating activities	$2,869

Investing activities
Purchases of property and equipment	(3,325)
Additions to capitalized software	(6,018)
Net cash used for investing activities	$(9,343)

Financing activities
Net transactions with parent	15,288
Repayment of borrowings	(102)
Payment of finance lease liabilities	(203)
Net cash provided by financing activities	$14,983

Effect of exchange rate changes on cash and cash equivalents	1,110
Net increase in cash, cash equivalents and restricted cash	$9,619
Beginning of year	8,886
End of year	$18,505

Supplemental disclosures of cash flow information:
Interest received	$177
Interest and other finance costs paid	$(277)
Income taxes paid, net	$(777)

See accompanying notes to combined financial statements

Marigold's Enterprise Business

Notes to Combined Financial Statements

June 30, 2025

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of U.S. dollars. Unless the context requires otherwise, references to “we”, “us”, “our”, or “the Business” are intended to mean the combined business and operations of Marigold’s Enterprise Business.

1.
Organization and Basis of Presentation

Marigold’s Enterprise Business is a global marketing technology business comprised of net assets and operations which have historically formed part of a group of businesses owned by Iris Holdings. L.P., which is a limited partnership incorporated and domiciled in the Cayman Islands (“Iris”). The group of businesses owned by Iris are also referred to as the Marigold Group. The principal activities of the Marigold Enterprise Business (the “Business”) consists of:

•
Development and provision of marketing technologies, including email marketing software to marketers and agencies both domestically and overseas; and
•
Providing support services to customers to manage their email marketing campaigns

The Business specifically focuses on enterprise customers with sophisticated, large-scale and complex requirements.

On September 27, 2025, Zeta Global Holdings Corp. (“Zeta”) and Iris entered into a purchase agreement whereby Zeta would purchase the enterprise business of the Marigold Group for total preliminary consideration of $302.8 million (the Transaction”), subject to customary adjustments. Proceeds will consist of $99.0 million in cash and $92.0 million of shares of Zeta’s stock delivered at closing, as well as a seller note that is payable within three months of closing for an amount of $111.8 million in cash and stock. On November 24, 2025, Zeta and Iris completed the closing of the transaction. See Note 10 Subsequent Events for further details.

Fiscal year. The Business adopted the same fiscal year as Iris, which ends on June 30.

Basis of presentation. The Business has historically existed and functioned as part of the consolidated business of Iris. The accompanying combined financial statements are prepared on a standalone basis and are derived from Iris’ historical accounting records. The Business has not operated as a separate standalone legal entity and is comprised of certain wholly-owned subsidiaries and components of wholly-owned subsidiaries of Iris. The combined financial statements are presented as carve-out financial statements prepared using the management approach, and reflect the combined historical operations, financial position and cash flows of the Business for the period presented in conformity with generally accepted accounting principles in the United States (“GAAP”). The combined financial statements may not be indicative of the Business’ future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as a standalone business during the period presented.

All intracompany transactions between legal entities and other components of the Business have been eliminated. All intercompany transactions between the Business and other legal entities, or components of legal entities, controlled by Iris which are not being sold as part of the Transaction (the “Iris Group”) have been included in the combined financial statements. The balances within the due to or due from related parties consists of intercompany notes and debt which are supported by a written agreement. These are expected to be forgiven/non-cash settled. The remaining aggregate net effect of intercompany transactions that will not be settled in cash have been reflected in the combined balance sheet as net parent investment and in the combined statement of cash flows as a financing activity.

1.
Organization and Basis of Presentation, continued

The combined statement of operations and comprehensive loss includes all revenues and costs directly attributable to the Business, including allocation of income and expense associated with management shared services, vendor recharges and transfer pricing. Allocations are based on direct usage when identifiable, with the remainder allocated on a basis of percentage of revenues or percentage of product allocation by headcount. Management of the Business believe the basis on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Business during the period presented. The allocated amounts are not necessarily indicative of the amounts that would be incurred or realized if the Business operated as a separate standalone entity during the period presented. Actual costs that the Business may have incurred if it were a standalone entity would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas of selling and marketing, research and development, information technology and infrastructure.

Income tax amounts in the combined financial statements have been calculated on a separate return method and presented as if operations were separate taxpayers in the respective jurisdictions.

The combined balance sheet includes assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business. Cash and cash equivalents includes cash held at legal entities within the Business. The Business does not utilize a centralized treasury management function for financing its operations; however, there are cash pooling activities consisting of transfers of cash to and from the Business and the Iris Group which are reflected as a component of net parent investment in the combined balance sheet. All borrowings by the Business owing to the Iris Group are recorded as “due to related parties” in the combined balance sheet and classified as current or noncurrent based on maturity dates.

Borrowings, other than debt due to related parties, represent a recoverable cash advance (RCA), received over the years 2016 – 2020, from the government of Belgium (Walloon Region) in order to compensate the research and development costs incurred by the Business. The RCA is initially recognized as a financial liability at fair value. The benefit (RCA grant component) consists of the difference between the cash received and the above mentioned financial liability. The RCA grant component is recognized in the combined statement of operations and comprehensive loss as a reduction in operating expenses. The RCA is recorded in borrowings and subsequently measured at amortized cost using the cumulative catch-up approach under which the carrying amount of the liability is adjusted to the present value of the future estimated cash flows, discounted at the liability’s original effective interest rate. The resulting adjustment is recognized within the combined statement of operations and comprehensive loss. The RCA is reimbursed to the government of Belgium over a ten year period. The Business received funds over a period from 2016 to 2020. Payment will be made in full by 2029.

The equity balance in the combined financial statements represents the excess of total assets over liabilities including the due to/from balances between the Business and the Iris Group (net parent investment) and accumulated other comprehensive income (loss) (“AOCI”). Net parent investment is primarily impacted by management shared service charges and transfer pricing. AOCI as of July 1, 2024 is based on the currency translation recorded on the Business’ specific assets and liabilities. Foreign currency translation recorded during the year ended June 30, 2025 is based on currency movements specific to the combined financial statements.

2.
Summary of Significant Accounting Policies

Use of estimates. The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include estimated transaction price, including variable consideration, of the Business’ revenue contracts, the useful lives of assets, allowance for expected credit losses, deferred tax assets and liabilities and impairment assessments of goodwill and intangible assets.

2.
Summary of Significant Accounting Policies, continued

Functional and reporting currencies. The financial statements are presented in United States dollars. All amounts disclosed in the financial statements and notes have been rounded off to the nearest thousand currency units unless otherwise stated.

Foreign currency translation. The financial statements of foreign subsidiaries are translated into U.S. Dollars. Adjustments resulting from translating foreign functional currency financial statements into U.S. Dollars are recorded as a separate component on the combined statement of comprehensive income. Foreign currency transaction gains and losses are included in foreign exchange rate gain, net in the combined statement of operations for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. Dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.

Revenue recognition. Revenue is recognized upon transfer of control of promised goods or services to the customers at an amount that reflects the consideration to which the Business is expected to be entitled in exchange for transferring those goods or services.

The Business determines the amount of revenue to be recognized through the application of the following steps:

•
Identifies the contract with a customer;
•
Identifies the performance obligations in the contract;
•
Determines the transaction price which takes into account estimates of variable consideration and the time value of money;
•
Allocates the transaction price to the separate performance obligations on the basis of the relative stand- alone selling price of each distinct good or service to be delivered; and
•
Recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price reflects the effects of concessions provided to the customer such as discounts, rebates and refunds as well as the effects of any other contingent event. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraint whereby revenue will only be recognized to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved.

The Business primarily derives revenues from software subscriptions and professional services within a single operating segment.

Software subscriptions. Subscription-based arrangements generally have a contractual term of one to 12 months; however, we do have contracts in excess of 12 months. Subscription revenue is recognized on a straight-line basis as the services are performed, commencing with the date the service is made available to customers and all other revenue recognition criteria have been satisfied. The Business believes this method of revenue recognition provides a faithful depiction of the transfer of services provided. Software subscriptions billed in advance are recognized in the balance sheet as deferred revenue. The Business generally provides net 30 days payment terms.

Professional services. Professional services are recognized over time as such services are performed. Professional services billed in advance are recognized in the balance sheet as deferred revenue and recorded to revenue when the performance obligation has been satisfied.

2.
Summary of Significant Accounting Policies, continued

Cost of revenue (excluding depreciation and amortization). Cost of revenue excludes depreciation and amortization and consists primarily of hosting and software costs directly attributable to customers and certain employee-related costs. Employee-related costs included in cost of revenue (excluding depreciation and amortization) include salaries, bonuses, commissions, stock-based compensation and employee benefit costs primarily related to individuals directly associated with providing direct services to customers, management of cloud architecture and on-premise data center management to support our products.

Customer acquisition costs. Customer acquisition costs are capitalized as an asset where such costs are incremental to obtaining a contract with a customer and are expected to be recovered. The capitalized amounts primarily consist of sales commissions paid to the Business’ direct sales force. Customer acquisition costs are amortized on a straight-line basis of five years, which reflects the average period of benefit. The Business evaluated both qualitative and quantitative factors which included the estimated life cycles of its offerings and its customer attrition. Amortization expense is included in depreciation and amortization in the accompanying combined statement of operations. Impairment of customer acquisition costs are recorded when the carrying amount exceeds the remaining consideration the Business expects to receive for the related services less the costs directly related to providing those services that have not yet been recognized. Customer acquisition costs are identified as contract assets on the combined balance sheet.

Costs to obtain a contract that would have been incurred regardless of whether the contract was obtained or which are not otherwise recoverable from a customer are expensed as incurred. Incremental costs of obtaining a contract where the contract term is less than one year are expensed as incurred.

Deferred revenue. Deferred revenue is recognized when a customer pays consideration, or when the Business recognizes a receivable to reflect its unconditional right to consideration (whichever is earlier), before the Business has transferred the goods or services to the customer. The Business recognizes contract liabilities as revenues once the corresponding revenue recognition criteria are met. During the year, the Business recognized approximately $38.4 million as revenues that were included in the deferred revenue balance at the beginning of the year.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less, and amounts due from third-party credit card processors as they are both short-term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

Restricted cash. Restricted cash consists of approximately $714,000 for security deposits which should be released from restricted cash within the next 12 months.

Fair value measurement. Assets and liabilities measured at fair value are classified into three levels using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•
Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•
Level 3 inputs: Unobservable inputs for the asset or liability. Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective. The fair value of assets and liabilities classified as level 3 is determined by the use of valuation models. These include discounted cash flow analysis or the use of observable inputs that require significant adjustments based on unobservable inputs.

2.
Summary of Significant Accounting Policies, continued

Fair value measurement, continued. Our financial instruments primarily include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, due to/from related parties and borrowings. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value due to their short-term maturities.

Certain assets and liabilities are not measured at fair value on a recurring basis but may be adjusted to fair value in connection with impairment assessments or other valuation adjustments. The fair values of equipment and intangible assets (excluding goodwill) are estimated using discounted cash flow models incorporating significant unobservable inputs. The fair value of goodwill is estimated using discounted projected operating results and cash flows, which also rely on significant unobservable inputs.

Accounts receivable. Accounts receivable are customer obligations that arise due to the time taken to settle transactions through direct customer payments. Accounts receivable are primarily comprised of billed and unbilled receivables for which the Business has unconditional right to consideration and the performance obligation has been satisfied. The Business recognizes an allowance for the remaining lifetime expected credit losses based on management’s expectation of collectability. The Business bases estimate on multiple factors, including historical experience with bad debts, our relationship with our clients and their credit quality, the aging of respective asset balances, current macroeconomic conditions and management’s expectations of conditions in the future. The Business pools respective accounts receivable based on risk characteristics primarily related to days overdue. The Business writes off accounts receivable in the period when the likelihood of collection of a balance is considered remote.

Prepaid expenses and other current assets. Prepaid expenses and other current assets primarily consist of prepaid expenses incurred by the Business, along with sales tax, value added tax (VAT) and income tax receivables. These balances represent amounts expected to be realized within twelve months from the reporting date. Taxes are presented on a net basis within each jurisdiction, consistent with the Business’ legal right of set-off and its intention to settle such amounts on a net basis.

Property and equipment. Property and equipment are stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure attributable to bringing the asset to the location and working conditions for its intended use.

Property and equipment is depreciated on a straight-line basis over its expected useful life as follows:

Building and leasehold improvements	Shorter of useful life or remaining lease term
Furniture	5 years
Computer equipment	2 - 4 years

The residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, when events or circumstances indicate current estimates or depreciation methods are no longer appropriate. Building and leasehold improvements and equipment under lease are depreciated over the unexpired period of the lease or the estimated useful life of the assets, whichever is shorter.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any loss on such retirement is reflected in operating expenses.

Internally developed software. The Business capitalizes costs related to its enterprise cloud computing services incurred during the application development stage within intangible assets, net on the combined balance sheet. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internally developed software is amortized on a straight-line basis over its estimated useful life (2 years). Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

2.
Summary of Significant Accounting Policies, continued

Goodwill. Goodwill arises on the acquisition of a business. Goodwill is not amortized but is subject to annual impairment tests. Goodwill has been assigned to the Business on a relative fair value basis from Iris’ analysis of total goodwill. A discounted cash flow analysis and/or use of a market approach is performed annually to test for impairment. Significant assumptions are incorporated in the discounted cash flow analysis, such as revenue growth rates, gross margins, operating margins and risk-adjusted discount rates. This test is performed in the fourth quarter of the fiscal year or whenever events or changes in circumstances indicate the carrying value of the Business’ assets may not be recoverable. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded in the amount that the carrying value of the Business unit exceeds fair value. There was no impairment identified during the period ended June 30, 2025.

Intangible assets. Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognized at cost. Indefinite life intangible assets are not amortized and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortization and any impairment. The gains or losses recognized in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortization method or period.

Trademarks

Acquired trademarks are deemed to have an indefinite useful life and not amortized. Instead, they are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Management considers that the useful lives of trademarks are indefinite because there are no foreseeable limits to the cash flows these assets can generate.

Customer contracts and lists

Customer contracts and lists acquired in a business combination are amortized on a straight-line basis over the period of their expected benefit, being their finite useful life of between one to five years.

Software purchased

Software purchased is capitalized and amortized on a straight-line basis over the period of its expected benefit, being a finite useful life between two and five years.

Software internally developed

An intangible asset arising from software development expenditure on an internal project is recognized only when the group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the development and the ability to measure reliably the expenditure attributable to the intangible asset during its development. Following the initial recognition, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Software internally developed is amortized on a straight-line basis over the period of its expected benefit, being a finite useful life two years. Amortization commences when the asset is available for use, that is, when it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

2.
Summary of Significant Accounting Policies, continued

Leases. The Business leases land and buildings for its offices under agreements of between two to five years with, in some cases, options to extend. The Business also leases office equipment under agreements of less than one year.

The Business determines if an arrangement is or contains a lease at contract inception. The Business recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date. For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently measured at amortized cost using the effective-interest method.

As the Business’ leases do not provide an implicit rate, the net present value of future minimum lease payments is determined using the Business’ incremental borrowing rate. The Business’ incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located.

The lease term for all of the Business’ leases includes the non-cancellable period of the lease plus any additional periods covered by either a Business option to extend (or not to terminate) the lease that the Business is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Lease payments included in the measurement of the lease liability comprise of the following:

1.
Fixed payments, including in-substance fixed payments, owed over the lease term (which includes termination penalties the Business would owe if the lease term assumes Business exercise of a termination option);
2.
Variable lease payments that depend on an index or rate, initially measured using the index or rate at the lease commencement date;
3.
Amounts expected to be payable under a Business-provided residual value guarantee; and
4.
The exercise price of a Business option to purchase the underlying asset if the Business is reasonably certain to exercise the option.

The ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for operating lease payments is recognized on a straight- line basis over the lease term and presented as a single lease expense, no separate interest or amortization is recognized.

For finance leases, the finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Business or the Business is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the finance lease assets are amortized over the useful life of the underlying asset. Amortization of the finance lease assets is recognized and presented separately from interest expense on the lease liability.

ROU assets for operating and finance leases are periodically reduced by impairment losses. The Business monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU assets.

2.
Summary of Significant Accounting Policies, continued

Leases, continued. Finance lease and operating lease ROU assets are presented as individual line items on the combined balance sheet. Finance lease and operating lease liabilities are presented separately on the combined balance sheet under current and noncurrent liabilities.

The Business has elected not to recognize short-term leases that have a lease term of 12 months or less on the balance sheet. The Business recognizes the lease payments associated with its short-term office equipment leases as an expense on a straight-line basis over the lease term. Variable lease payments associated with these leases are recognized and presented in the same manner.

The Business’ leases generally include non-lease components such as common area maintenance. The Business has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component; therefore, the lease payments used to measure the lease liability include all of the fixed consideration in the contract. Additionally, certain lease arrangements that are legally contracted by entities outside the Business, but entities part of the Iris Group, have been included within the combined financial statements, as the Business utilizes the related assets in its operations.

Advertising. Advertising costs are expensed as incurred. Advertising expense was approximately $4.5 million for the year ended June 30, 2025.

Income taxes. The Business uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Business accounts for residual income tax effects in accumulated other comprehensive loss due to a change in tax law or a change in judgment about realization of a valuation allowance using the portfolio method and only releases residual amounts when the entire portfolio is liquidated.

The Business’ tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Business recognizes the tax benefit of tax positions only if it is more likely than not that the position is to be sustained upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Business recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously

Commitments and contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fine and penalties, and other sources, are recorded when it is probable that a liability has been incurred and the amount can be reasonable estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recently adopted accounting standards. There are no recently issued accounting pronouncements that we have not yet adopted that are expected to have a material effect on our financial position, results of operations or cash flows.

3.
Revenue

The Business disaggregates revenue from contracts with customers by revenue generating activity, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Disaggregation of revenue from contracts with customers is presented below:

For the year ended June 30, 2025
Software subscriptions	$198,958
Professional services	39,240
$238,198

Revenues by geographical region consisted of the following:

For the year ended June 30, 2025
Americas	$130,389
Europe, Middle East and Africa	90,328
Asia Pacific	17,481
$238,198

Revenues by geography are determined based on the region of the customer, which may differ from the Business’ contracting entity. Additionally, no customer accounted for more than 10% of the Business’ total revenue.

Remaining performance obligations. Remaining performance obligations represent contractual obligations that are not yet fulfilled. Revenues for such contractual obligations will be recognized in future periods. The remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, average contract terms, customer usage and foreign currency exchange rates. The remaining performance obligations are subject to future economic risks including counterparty risks, bankruptcies, regulatory changes and other market factors. As of June 30, 2025, the Business’ remaining performance obligations were approximately $219.7 million. The expected future revenue recognition period for the remaining performance obligations as of June 30, 2025 is as follows:

2026	$150,151
2027	49,873
2028	17,598
2029	2,061
Thereafter	48
Total	$219,731

Contract assets. Contract assets consist of customer acquisition costs. The activity during the year ended June 30, 2025 is presented below.

Balance as of July 1, 2024	$11,021
Additions	3,618
Impairment	(468)
Exchange differences	334
Amortization	(4,539)
Balance as of June 30, 2025	$9,966

4.
Accounts Receivable

The following table reconciles the changes in the allowance for expected credit losses for the year ended June 30, 2025:

Balance as of July 1, 2024	$1,799
Bad debt expense (benefit)	(793)
Net recoveries	168
Balance as of June 30, 2025	$1,174

Accounts receivable includes unbilled accounts receivable which represent revenues on contracts to be billed, in subsequent periods, as per the terms of the related contracts. As of June 30, 2025, the Business had approximately $318,000 of unbilled accounts receivable. The Business continuously monitors whether there is an expected credit loss arising from customers, and accordingly, makes provisions as warranted.

5.
Property and Equipment

Property and equipment consisted of the following:

June 30, 2025
Building and leasehold improvements	$4,817
Furniture	1,649
Computer equipment	43,140
Accumulated depreciation	(46,449)
Property and equipment, net	$3,157

Depreciation expense totaled approximately $2.1 million for the year ended June 30, 2025.

6.
Intangible Assets, net

As of June 30, 2025, intangible assets consist of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life in Years
Trademarks	$4,302	-	4,302	Indefinite
Customer contracts and lists	284,484	(206,042)	78,442	3.3
Developed technology	68,690	(60,009)	8,681	3.0
Total	$357,476	(266,051)	91,425	N/A

Amortization expense totaled approximately $35.5 million for the year ended June 30, 2025.

The expected future amortization expense for intangible assets as of June 30, 2025 is as follows:

2026	$33,358
2027	30,158
2028	20,670
2029	2,936
Thereafter	-
Total	$87,122

7.
Goodwill

The following is a summary of the carrying amount of goodwill:

Balance as of July 1, 2024	$228,515
Foreign currency translation	937
Balance as of June 30, 2025	$229,452

The goodwill results from various acquisitions over multiple years. Based on the annual quantitative assessment performed by the Business, the fair value of the reporting unit exceeded the respective carrying value; therefore, there was no impairment loss.

8.
Accrued Liabilities and Employee Benefits

Accrued liabilities of approximately $5.3 million represent accruals for professional services, as well as accruals for recurring services which invoices have not been received as of June 30, 2025. Accrued liabilities are presented in the combined balance sheet with accounts payable. Payroll related liabilities are included within employee benefits on the combined balance sheet and consist of the following:

June 30, 2025
13th wage payable and holiday pay	$1,437
Defined benefit pension plan	998
Annual leave	2,706
Accrued bonus	1,776
Accrued commission	843
Social contributions	984
Other	692
Total accrued employee benefits	$9,436

9.
Defined Benefit Pension Plan

Certain European employees are entitled to benefits, as defined in the benefit plan, upon retirement, disability, or death. The Business has a defined benefit section and a defined contribution section within its plan. The defined benefit section provides lump sum benefits based on years of service and final average salary. Under the defined contribution section, entities within the Business make fixed contributions, with the legal or constructive obligation limited to those contributions. The valuation was determined using the actuarial present value of vested benefits, calculated based on the benefits employees are presently entitled to and their expected dates of separation or retirement. The defined benefit plan’s assets are held in an insurance annuity contract and fair value is determined based on the cash surrender value of the insurance contract. The contract is classified within Level 3 of the fair value hierarchy.

Balance sheet amounts

The amounts recognized as employee benefit in relation to defined benefit plans in the combined balance sheet are as follows:

June 30, 2025
Present value of defined benefit obligation	$8,691
Less: fair value of the defined benefit plan assets	(7,693)
Net liability	$998

Categories of plan assets

The major category of plan assets is as follows:

June 30, 2025
Insurance contracts	$7,693

9.
Defined Benefit Pension Plan, continued

Reconciliations

Reconciliation of the present value of the defined benefit obligation	June 30, 2025
Balance at the beginning of the year	$8,071
Current service cost	332
Interest costs	287
Actuarial loss	20
Benefits paid	(19)
Benefits at the end of the year	$8,691

Reconciliation of the fair value of plan assets	June 30, 2025
Balance at the beginning of the year	$7,153
Loss on plan assets	(82)
Contributions by employer	371
Contributions by employees	122
Benefits paid	(19)
Expected return on plan assets	148
Benefits at the end of the year	$7,693

Amounts recognized in the statement of operations and other comprehensive loss	June 30, 2025
Current service costs	$332
Employee contribution	(122)
Employer contribution	(371)
Interest cost	287
Expected return on plan assets	(150)
Loss on plan assets	82
Total amount recognized in the statement of operations and other comprehensive loss	$58

Significant actuarial assumptions

The significant actuarial assumptions used (expressed as weighted average) were as follows:

Discount rate	3.93%
Future salary increases	3.50%

Risk exposure

The plan is exposed to a variety of risks including foreign currency risk on its overseas investments, interest rate risk on its cash and debt instruments and price risk on its equity instruments. The plan is 100% invested in insurance contracts. Sufficient cash reserves are maintained by the Business to ensure liquidity of the plan, if necessary, including having the ability to pay benefits and the flexibility to invest in opportunities as they arise.

Employer contributions

Employer contributions to the defined benefit section of the plan are based on recommendations by the plan's actuary and the current agreed contribution rate is 3.46% of salaries.

9.
Defined Benefit Pension Plan, continued

The weighted average duration of the defined benefit obligation is 20 years. The expected maturity analysis of undiscounted defined benefit obligations is as follows:

2026	44
2027	26
2028	41
2029	34
2030	236
Thereafter	1,289
Total	1,670

10.
Commitments and Contingencies

From time to time, the Business is party to litigation or other legal proceedings that are considered to be a part of the ordinary course of business. In the opinion of management, the ultimate liability, if any from these actions will not be material to the Business’ financial positions, results of operations or cash flows. Other commitments consist of leases and minimum usage components of contracts. There are no off balance sheet commitments. Leases are disclosed in Note 11.

11.
Leases

The components of lease expense were as follows:

For the year ended June 30, 2025
Operating lease cost	$2,249
Finance lease costs:
Amortization	189
Interest on lease liabilities	9
Short-term lease cost	761
Total lease cost	$3,208

Supplemental cash flow information related to operating and finance leases were as follows:

June 30, 2025
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows for operating leases	$2,110
Financing cash outflows for finance leases	$203
Operating cash outflows for finance leases	$9
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3,199

11.
Leases, continued

As of June 30, 2025, the weighted-average remaining operating lease term was 2.9 years and the discount rate for the Business’ leases was 6.32%. The maturities for operating and finance leases at June 30, 2025 were as follows:

Fiscal Year	Operating Leases	Finance Leases
2026	$1,900	$105
2027	1,228	-
2028	932	-
2029	462	-
2030	256	-
Thereafter	-	-
Total lease payments	$4,778	$105
Less imputed interest	(456)	(2)
Total	$4,322	$103

12.
Related Parties Transactions and Net Parent Investment

Corporate overhead and other allocations. The Business has not historically operated as a standalone business and has various relationships with the Iris Group whereby the Iris Group provides shared services, utilizes cash pooling and incurs vendor recharges in situations where the Iris Group pays for an expense associated with the Business. Shared services consist, but are not limited to, executive oversight, treasury, finance, accounting, legal, human resources, tax, information technology, engineers and sales team employees. Iris has historically performed allocations based on direct usage or benefit where specifically identifiable, with the remainder allocated by individual employee product allocation or a proportional cost allocation method based primarily on revenue, as applicable. Allocations between the Iris Group and the Business are reflected in the combined statement of operations as follows:

For the year ended June 30, 2025
Costs of sales	$9,463
Research and development	9,794
Selling and marketing	16,202
General and administrative	19,260
Other expenses (income)	(94)
Total corporate overhead and other allocations	54,625

Amounts due to/from related parties. The Business had the following amounts due to/from the Iris Group:

	Amount	Accrued Interest (since inception)	Interest Rate	Maturity Date
Intercompany loan A receivable from Iris Group	$1,631	-	N/A	January 1, 2030
Intercompany loan B receivable from Iris Group	26,114	-	N/A	June 30, 2030
Intercompany loan C payable to Iris Group	(10,000)	(3,333)	10.3%	July 31, 2025
Intercompany loan D payable to Iris Group	(109,835)	(36,604)	10.3%	July 1, 2026
Net due to related parties	$(92,090)	(39,937)

Intercompany loans A and B have no stated interest rate and have maturity dates listed above; however, they also include clauses which require amounts to be repaid by the borrower within two business days upon receipt of written demand notice from noteholder. These balances as well as Intercompany loan C are included within net current amounts due from related parties in the combined balance sheet.

Interest expense recognized on debt due to related parties in the combined statement of operations for the year ended June 30, 2025 is approximately $13.2 million.

12.
Related Parties Transactions and Net Parent Investment

Net parent investment. The net parent investment reflects the financial reporting basis of the Business’ assets and liabilities, as well as changes due to capital contributions and losses.

For the year ended June 30, 2025
Cash pooling and general financing activities	$(14,341)
Corporate overhead and other allocations	54,625
Other transactions without cash exchange	(3,592)

Net transactions with the parent reflected in the combined statement of changes in equity	$36,692

13.
Income Taxes

The following table presents domestic and foreign components of income (loss) from operations before income taxes for the period presented:

For the year ended June 30, 2025
Domestic	$26,641
Foreign	(39,790)
Loss from operations before income taxes	$(13,149)

Income tax expense (benefit) attributable to operations consisted of the following:

For the year ended June 30, 2025
Current tax expense (benefit)
Domestic	$5,072
Foreign	(242)
Total current tax expense	4,830
Deferred tax expense (benefit)
Domestic	(2,281)
Foreign	(4,102)
Total deferred tax expense (benefit)	(6,383)

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% for the year ended June 30, 2025 to income (loss) from operations before income taxes as a result of the following:

June 30, 2025
Tax at the U.S. statutory rate of 21%	(2,761)
Tax effect amounts which are not deductible (taxable) in calculating taxable income:
Non-assessable income	$(1,730)
Other non-deductible expenses	4,651
Movement in valuation allowance	6,177
Foreign exchange translation	(421)
Intercompany debt waivers	(69)
Change in future tax rates	15
Adjustment recognized from prior periods	(3,304)
Movement in uncertain tax positions*	(4,000)
Current tax booked to equity	1,486
Other taxes	178
Difference in overseas tax rates	(1,775)
Income tax benefit	(1,553)

13.
Income Taxes, continued

*The following table summarizes the movement in uncertain tax position:
Balance at start of year	5,000
Decrease due to advanced discussions with authorities	(4,000)

Balance at end of year	1,000

The Business’ combined opening balance position from a tax perspective includes several items under active discussion with the tax authorities, thus, making it too early to determine the ending position. In conjunction with consultation with external advisers, management assessed which items do not meet the more‑likely‑than‑not threshold of being sustained, including R&D, deferred revenue, employee retention credit (“ERC”), transaction costs and transfer pricing. Discussions with the authorities on the majority of these matters have progressed significantly during the year, such that the related provision was released. Therefore, the remaining open items that do not meet the more‑likely‑than‑not threshold of being sustained include transfer pricing of approximately $600,000 and R&D credit claim of approximately $400,000.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2025 are presented below:

June 30, 2025
Deferred tax balances
Deferred tax asset comprises temporary differences attributable to:
Tax losses	$74,425
Intangibles	(2,370)
Property and equipment	138
Provisions and accruals	568
Leases	132
Deferred revenue	382
Other	562
Bad debt allowance	13
Total deferred tax asset	73,850
Deferred tax asset valuation allowance	(70,038)
Net deferred tax asset recognized	3,812

Deferred tax liability comprises temporary differences attributable to:
Tax losses	$(5,849)
Intangibles	20,103
Property, plant and equipment	1,572
Provisions and accruals	(958)
Leases	1,120
Deferred revenue	(571)
Other	(4,530)
Total deferred tax liability	10,887

As of June 30, 2025, the Business had gross domestic federal net operating losses and foreign net operating losses of approximately $9.0 million and $6.2 million respectively. The total net operating losses carry forward indefinitely with no expiration. Internal Revenue Code Section 382 limits the use of net operating losses in certain situations where changes occur in the stock ownership of a Business. In the event the Business has a change in ownership, utilization of net operating losses may be limited.

13.
Income Taxes, continued

There were no unrecognized tax benefits as at June 30, 2025. Amounts accrued for interest and penalties were not significant as of June 30, 2025. The Business believes it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the audits cannot be predicted with certainty, if any issues addressed in the Business' tax audits are resolved in a manner inconsistent with management's expectations, the Business would be required to adjust its provision for income taxes in the period such resolution occurs.

The Business files income tax returns in domestic and certain foreign jurisdictions, including the United States, United Kingdom and the European Union. The Business’ income tax returns for its domestic and foreign jurisdictions remain open to examination for all income tax return years within the statute of limitations.

14.
Subsequent Events

The Business has evaluated subsequent events through February 6, 2026, the date these combined financial statements were available for issuance.

On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted into law. The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research and experimental expenditures and the business interest expense limitation. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The legislation did not have a material impact on our fiscal year 2025 effective tax rate or combined financial statements. We will continue to review the OBBBA tax provisions to assess impacts to our financial statements for fiscal year 2026.

On September 27, 2025, Zeta and Iris entered into a purchase agreement whereby Zeta would purchase the enterprise business of the Marigold Group (see Note 1). The transaction closed on November 24, 2025.

As a condition to closing, the Business completed an internal reorganization to align the perimeter of assets and liabilities to be sold and to extinguish relevant intercompany balances within the Iris Group, as follows:

-	On October 9, 2025, the Iris Group extinguished Intercompany Loans B and D (see Note 12) through an assignment among entities under common control. No cash consideration was exchanged.
-

By November 23, 2025, the Iris Group extinguished any remaining intercompany receivables, payables, and other balances related to the Business through assignments and waivers so that no intercompany balances remained as of the November 24, 2025 closing date.

These reorganization transactions occurred among entities under common control and will be reflected as equity transactions (contributions/distributions to parent/owner). No gain or loss is expected to be recognized by the Business as a result of these eliminations.